Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Paul Surdez (609) 452-4807 www.covance.com

COVANCE REPORTS SECOND QUARTER REVENUE OF $475M AND EPS OF $0.49;

UPDATES FULL-YEAR FINANCIAL TARGETS

Princeton, New Jersey, July 28, 2010 — Covance Inc. (NYSE: CVD) today reported earnings per diluted share for its second quarter ended June 30, 2010 of $0.49, including $0.09 of facility rationalization and other cost reduction actions during the second quarter, versus $0.60 in the first quarter of 2010 and $0.67 in the second quarter of 2009.

“On a consolidated basis, second quarter net revenues grew 2.0% year-on-year and operating margin was 8.9%. Operating margins, excluding the second quarter cost reduction actions of $7.7 million, was 10.6% in the quarter,” said Joe Herring, Chairman and Chief Executive Officer. “In Early Development, revenues grew 4.2% year-on-year and increased sequentially by $3 million. Early Development operating margin was 10.8% or 14.0% excluding the second quarter cost actions, a 280 basis point sequential increase. In Late-Stage Development, revenues were flat year-on-year due to the previously announced delay of three large Phase III clinical studies and operating margin of 21.2% met our forecast. Of these previously delayed studies, one trial commenced in the second quarter, one was reduced in size and launched in July, and the third is still expected to begin enrollment in 2011. In central laboratory services, revenue and operating income increased sequentially on increased volume, despite a continued shift in mix to more automated tests and to kits received from geographies where transportation expense and related revenue are lower.

“On the commercial front, adjusted net orders (inclusive of the previously mentioned reduced study and other cancellations) in the second quarter were $590 million, representing an adjusted book-to-bill ratio of 1.24 to 1 and a 14% increase over the second quarter of 2009. On a trailing twelve month basis, our Late-Stage Development adjusted book-to-bill was 1.3 to 1. With regard to building new strategic relationships, we are continuing to advance discussions with several large clients.

“While we were pleased with the second quarter improvement in early development revenues and profitability, our most recent forecast for the third quarter indicates sequentially flat revenue for the segment, with lower demand and profitability for our toxicology services and research products. In Late-Stage Development, we now expect central laboratory results in the third quarter to be roughly in-line with second quarter levels with similar kit volumes, due to typical seasonal patterns, and the continued impact of mix. As a result, we now expect earnings per share to be approximately $0.50 in the third quarter of 2010, including approximately $0.02 of costs related to previously announced site closures. For the full-year, we are lowering our 2010 revenue growth target to the 2% to 4% range and our earnings per share target to $2.10 to $2.30 (using June 30, 2010 exchange rates), including $0.11 per share in costs resulting from facility rationalizations and other cost reduction actions and excluding benefits from any potential strategic transactions. Our current earnings forecast is above the midpoint of this range.”

Consolidated Results

($ in millions except EPS)	2Q10	2Q09	Change	1H10	1H09	Change
Total Revenues	$500.7	$489.2		$1,005.7	$957.7
Less: Reimbursable Out-of-Pockets	$25.5	$23.2		$48.6	$50.4
Net Revenues	$475.2	$466.0	2.0%	$957.1	$907.3	5.5%
Operating Income	$42.5	$60.0	(29.1)%	$95.4	$115.9	(17.7)%
Operating Margin %	8.9%	12.9%		10.0%	12.8%
Net Income	$31.7	$43.0	(26.3)%	$70.8	$83.3	(15.0)%
Diluted EPS	$0.49	$0.67	(27.3)%	$1.09	$1.30	(16.4)%

1

Operating Segment Results

Early Development

($ in millions)	2Q10		2Q09	Change	1H10		1H09	Change
Net Revenues	$208.2		$199.8	4.2%	$413.2		$392.3	5.3%
Operating Income	$22.5	*	$27.1	(16.9)%	$45.4	*	$54.2	(16.3)%
Margin %	10.8	%*	13.6%		11.0	%*	13.8%

*includes one-time cost actions of $6.7 million

The Company’s Early Development segment includes preclinical toxicology, analytical chemistry, clinical pharmacology services, research products, and discovery services. Early Development net revenues for the second quarter of 2010 were $208.2 million compared to $205.0 million in the first quarter of 2010 and $199.8 million in the second quarter of 2009. Revenues increased sequentially for the third consecutive quarter on improved performances in chemistry and discovery services. In the quarter, foreign exchange positively impacted year-on-year revenue growth by 90 basis points, but sequentially negatively impacted revenue by approximately $3 million.

Operating income for the second quarter of 2010 declined 16.9% year-over-year to $22.5 million, compared to $27.1 million in the second quarter of last year. Operating margin in the second quarter was 10.8%, which included facility rationalization and other cost reduction actions totaling $6.7 million. Excluding these cost actions, operating margins for the second quarter of 2010 were 14.0%, a sequential improvement of 280 basis points and up 40 basis points from the second quarter of last year. Early Development operating margins in the third quarter are expected to be in the 11% to 12% range primarily due to lower demand and profitability in toxicology.

Late-Stage Development

($ in millions)	2Q10	2Q09	Change	1H10	1H09	Change
Net Revenues	$267.0	$266.3	0.3%	$543.9	$515.0	5.6%
Operating Income	$56.5	$65.5	(13.7)%	$122.7	$121.8	0.7%
Margin %	21.2%	24.6%		22.6%	23.7%

The Late-Stage Development segment includes central laboratory, Phase II-III clinical development, and commercialization services (periapproval services and market access services). Late-Stage Development net revenues for the second quarter of 2010 grew 0.3% to $267.0 million compared to $266.3 million in the second quarter of 2009. Sequentially, revenues declined $9.9 million due to approximately $5.5 million in foreign exchange headwind and to the impact of the three Phase III clinical delays. Foreign exchange positively impacted year-on-year revenue growth in the quarter by 30 basis points. We now anticipate full-year 2010 Late-Stage Development revenue growth to be approximately flat year-on-year.

Operating income for the second quarter of 2010 declined 13.7% to $56.5 million compared to $65.5 million in the second quarter of the prior year due to lower clinical development profitability resulting from the three Phase III clinical trial delays. Operating margins of 21.2% for the second quarter of 2010 were down 270 basis points as compared to 23.9% in the first quarter of this year and versus 24.6% in the second quarter of last year. Operating margin is expected to remain in the 21% range in the third quarter due to the typical seasonal impact across the segment, the current mix of tests and kits received in central laboratory services, and the impact of the three large clinical trial delays. We expect to see margin expansion in the fourth quarter as revenue ramps.

2

Corporate Information

The Company’s backlog at June 30, 2010 grew 3.6% year-over-year to $4.83 billion compared to $4.66 billion at June 30, 2009 and $4.79 billion at March 31, 2010. Foreign exchange negatively impacted sequential backlog growth by $31 million. Adjusted net orders (net orders adjusted for dedicated capacity contracts) were $590 million in the second quarter of 2010.

Corporate expenses totaled $36.5 million in the second quarter of 2010 compared to $36.3 million last quarter and $32.6 million in the second quarter of last year. In 2010, corporate expenses are expected to be approximately 7% of revenue.

Cash and cash equivalents at June 30, 2010 were $291 million, an increase of $23 million from the $268 million at March 31, 2010 and up $87 million from the $204 million at June 30, 2009. The company remains debt free.

Free cash flow (defined as operating cash flow less capital expenditures) for the second quarter of 2010 was $24 million, consisting of operating cash flow of $61 million less capital expenditures of $37 million. Free cash flow year to date was $14 million, consisting of operating cash flow of $81 million less capital expenditures of $67 million. In 2010, we expect free cash flow to be approximately $100 million, net of capital expenditures of approximately $160 million. The free cash flow target for 2010 assumes net Days Sales Outstanding (DSO) at 43 days.

Net Days Sales Outstanding (DSO) were 47 days at June 30, 2010 compared to 42 days at March 31, 2010 and 41 days at June 30, 2009.

The effective tax rate was 24.9% in the second quarter. We expect our effective tax rate to be approximately 25% for 2010.

The Company’s investor conference call will be webcast on July 29 at 9:00 am ET. Management’s commentary and presentation slides will be available through www.covance.com.

Covance, with headquarters in Princeton, New Jersey, is one of the world’s largest and most comprehensive drug development services companies with annual revenues greater than $1.8 billion, global operations in more than 30 countries, and more than 10,000 employees worldwide. Information on Covance’s products and services, recent press releases, and SEC filings can be obtained through its website at www.covance.com.

Statements contained in this press release, which are not historical facts, such as statements about prospective earnings, savings, revenue, operations, revenue and earnings growth and other financial results are forward-looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All such forward-looking statements including the statements contained herein regarding anticipated trends in the Company’s business are based largely on management’s expectations and are subject to and qualified by risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. These risks and uncertainties include, without limitation, competitive factors, outsourcing trends in the pharmaceutical industry, levels of industry research and development spending, the Company’s ability to continue to attract and retain qualified personnel, the fixed price nature of contracts or the loss of large contracts, risks associated with acquisitions and investments, the Company’s ability to increase order volume, the pace of translation of orders into revenue in late-stage development services, fluctuations in currency exchange rates, and other factors described in the Company’s filings with the Securities and Exchange Commission including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. The Company undertakes no duty to update any forward looking statement to conform the statement to actual results or changes in the Company’s expectations.

Financial Exhibits Follow

3

COVANCE INC.

CONSOLIDATED INCOME STATEMENTS

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2010 AND 2009

(Dollars in thousands, except per share data)

(UNAUDITED)

	Three Months Ended June 30			Six Months Ended June 30
	2010	2009		2010	2009

Net revenues	$475,171	$466,049		$957,095	$907,285
Reimbursable out-of-pocket expenses	25,548	23,226		48,643	50,447
Total revenues	500,719	489,275		1,005,738	957,732

Costs and expenses:
Cost of revenue	331,360	313,210		663,876	614,935
Reimbursable out-of-pocket expenses	25,548	23,226		48,643	50,447
Selling, general and administrative	75,045	69,569		146,845	133,523
Depreciation and amortization	26,256	23,273		51,000	42,887
Total costs and expenses	458,209	429,278		910,364	841,792

Income from operations	42,510	59,997		95,374	115,940

Other (income) expense, net:
Interest (income) expense, net	(77)	160		(142)	77
Foreign exchange transaction loss, net	761	1,241		1,914	795
Gain on sale of business	—	(655)		—	(655)
Other expense, net	684	746	(a)	1,772	217	(a)

Income before taxes and equity investee earnings	41,826	59,251	(a)	93,602	115,723	(a)

Taxes on income	10,415	16,051	(a)	23,469	32,400	(a)

Equity investee earnings (loss)	254	(210)		673	(38)

Net income	$31,665	$42,990	(a)	$70,806	$83,285	(a)

Basic earnings per share	$0.50	$0.67	(a)	$1.11	$1.31	(a)

Weighted average shares outstanding - basic	63,620,300	63,823,792		63,531,999	63,705,105

Diluted earnings per share	$0.49	$0.67	(a)	$1.09	$1.30	(a)

Weighted average shares outstanding - diluted	65,027,452	64,193,664		65,058,693	64,024,143

(a) Includes the impact of a $655 gain on sale of Cardiac Safety Services ($426 net of tax) during the second quarter of 2009.

Excluding the impact of the gain on sale of business:

Income before taxes and equity investee earnings	$41,826	$58,596	$93,602	$115,068

Taxes on income	$10,415	$15,822	$23,469	$32,171

Net income	$31,665	$42,564	$70,806	$82,859

Basic earnings per share	$0.50	$0.67	$1.11	$1.30

Diluted earnings per share	$0.49	$0.66	$1.09	$1.29

COVANCE INC.

CONSOLIDATED BALANCE SHEETS

JUNE 30, 2010 and DECEMBER 31, 2009

(Dollars in thousands)

	June 30	December 31
	2010	2009
	(UNAUDITED)
ASSETS
Current Assets:
Cash & cash equivalents	$290,845	$289,469
Accounts receivable, net	281,106	285,119
Unbilled services	114,109	97,279
Inventory	77,624	80,926
Deferred income taxes	34,706	31,512
Prepaid expenses and other current assets	94,170	93,367
Total Current Assets	892,560	877,672

Property and equipment, net	925,822	921,995
Goodwill, net	127,653	127,653
Other assets	47,053	47,624
Total Assets	$1,993,088	$1,974,944

LIABILITIES and STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$35,693	$36,834
Accrued payroll and benefits	81,126	111,365
Accrued expenses and other current liabilities	83,986	73,383
Unearned revenue	152,073	166,890
Income taxes payable	17,714	14,272
Total Current Liabilities	370,592	402,744

Deferred income taxes	96,265	98,945
Other liabilities	58,470	62,251
Total Liabilities	525,327	563,940

Stockholders’ Equity:
Common stock	771	764
Paid-in capital	614,025	587,995
Retained earnings	1,376,257	1,305,451
Accumulated other comprehensive loss	(40,084)	(5,281)
Treasury stock	(483,208)	(477,925)
Total Stockholders’ Equity	1,467,761	1,411,004

Total Liabilities and Stockholders’ Equity	$1,993,088	$1,974,944

COVANCE INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2010 AND 2009

(Dollars in thousands)

(UNAUDITED)

	Six Months Ended June 30
	2010	2009
Cash flows from operating activities:
Net income	$70,806	$83,285
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	51,000	42,887
Non-cash compensation expense associated with employee benefit and stock compensation plans	16,215	13,238
Deferred income tax benefit	(5,752)	(1,387)
Gain on sale of business	—	(655)
Loss on sale of property and equipment	345	264
Equity investee (earnings) loss	(673)	38
Changes in operating assets and liabilities, net of business acquired:
Accounts receivable	4,013	(51,478)
Unbilled services	(16,830)	8,468
Inventory	3,302	(7,756)
Accounts payable	(1,141)	(10,040)
Accrued liabilities	(19,636)	(32,000)
Unearned revenue	(14,817)	11,111
Income taxes payable	3,994	15,694
Other assets and liabilities, net	(9,454)	(13,033)
Net cash provided by operating activities	81,372	58,636

Cash flows from investing activities:
Capital expenditures	(67,461)	(70,911)
Acquisition of business, net of cash acquired	—	(18,620)
Proceeds from sale of business	—	655
Other, net	50	15
Net cash used in investing activities	(67,411)	(88,861)

Cash flows from financing activities:
Stock issued under employee stock purchase and option plans	9,270	5,189
Purchase of treasury stock	(5,283)	(2,316)
Net borrowings under revolving credit facility	—	8,000
Payment of debt assumed upon acquisition of business	—	(5,431)
Net cash provided by financing activities	3,987	5,442

Effect of exchange rate changes on cash	(16,572)	7,800

Net change in cash and cash equivalents	1,376	(16,983)

Cash and cash equivalents, beginning of period	289,469	221,334

Cash and cash equivalents, end of period	$290,845	$204,351

COVANCE INC.

Reconciliation of 2Q10 As Reported to Pro Forma Amounts

(Dollars in thousands)

		Less:
		Facility
		Rationalization
		and Other
	2Q2010	Cost Reduction	2Q2010
	As Reported	Actions	Pro Forma
Consolidated

Net Revenue	$475,171	$—	$475,171

Operating Income	$42,510	$7,734	$50,244

Operating Margin	8.9%	1.6%	10.6%

Early Development Segment

Net Revenue	$208,192	$—	$208,192

Operating Income	$22,495	$6,736	$29,231

Operating Margin	10.8%	3.2%	14.0%

Late-Stage Development Segment

Net Revenue	$266,979	$—	$266,979

Operating Income	$56,513	$194	$56,707

Operating Margin	21.2%	0.1%	21.2%

Corporate

Expense	$(36,498)	$804	$(35,694)

% of Net Revenue	-7.7%	0.2%	-7.5%